EXHIBIT 99.1
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    NATIONAL DATACOMPUTER, INC. NAMES KENNETH B. BRATER TO BOARD OF DIRECTORS

Billerica, Mass--October 7, 2004--National Datacomputer, Inc., (NDI) (OTC Bulletin Board: IDCP-News), a provider of mobile computing and inventory auditing solutions for the food and beverage and the inventory specialist industries, today announced that the company's Board of Directors has named Kenneth B. Brater, currently President and Chief Executive Officer of HTI Voice Solutions, Inc., as a Director.

"Kenneth brings over 30 years of experience as a leader to NDI," said John P. Ward, President and Chief Executive Officer of National Datacomputer, Inc. "His insight and strategic focus are critical to NDI as the company continues to deliver mobile route accounting and inventory auditing solutions that help companies to grow revenues and reduce costs."

Mr. Brater is currently Chairman - Executive Committee of the Board, President and Chief Executive Officer of HTI Voice Solutions, Inc., where he has served on the Board of Directors since 1990. From November 1989 until May 1990, Mr. Brater served as Vice President of Sales and Marketing. In May 1990, he and a group of private investors acquired HTI at which time Mr. Brater was named President and Chief Executive Officer as well as appointed to the Board of Directors. In 1987, he was Vice President and General Manager of IOC's Voice Systems Division. Before that, Mr. Brater held various senior managerial positions with General Instrument, General Signal and Chelsea Industries. From 1962 through 1965, Brater served as an Infantry Officer with the United States Army.

" I am thrilled to be joining NDI at this very exciting time," said Mr. Brater. "NDI's recent launch of RouteRider(R) LE promises new opportunity for both the company and industry, and I look forward to working with the entire team in support of their strategic goals."

Kenneth holds a Bachelors degree from New York University and is a member of the National Association of Corporate Directors (NACD). He has served on the Board of Fruitlands Museums and the Harvard Schools Trust. In addition, Mr. Brater acts as a trustee for several private trusts.

About National Datacomputer, Inc.
Founded in 1986, National Datacomputer, Inc. designs, manufactures, sells, and services computerized systems used to automate the collection, processing, and communication of information related to product sales, distribution, and inventory control. The Company's products and services include data communication networks, application-specific software, handheld computers and related peripherals as well as training and support services.

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RouteRider (R) is a registered trademark of National Datacomputer, Inc.
All other products or services mentioned in this press release are either trademarks or registered trademarks of their holders.

For additional information:
Christine Miscia
National Datacomputer, Inc.
cmiscia@ndcomputer.com
Tel: 978-663-7677